EXHIBIT 10.27

                             EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made effective as of the 1st day of October, 2000, (the "Effective Date"), by and between Uptown Chiropractic Clinic of Uptown, Inc., a Louisiana corporation (hereinafter "Employer") and Dr. Jeffrey Jones, D.C., a resident of the State of Louisiana ("Employee").

                       W I T N E S S E T H:

     WHEREAS, Employer desires to employ Employee for the purpose of performing chiropractic services on behalf of Employer at various Company clinics (the "Clinics"), in the State of Louisiana, including a clinic located at 807 S. Carrollton, New Orleans, Louisiana, 70118 (the "Clinic").

     WHEREAS, Employee is willing to be so employed by Employer on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


                                  ARTICLE I
                            EMPLOYMENT AND DUTIES

      Section 1. Employment. Employee is a chiropractor duly licensed to practice chiropractic in the State of Louisiana (a certified copy of the Employee's diploma indicating his graduation from a duly accredited college of chiropractic, as well as a certified copy of Employee's license to practice chiropractic within the state where the clinic is located, are attached hereto) as a member of and employee on the staff of the clinic, subject to the rules thereof, and to the standards of the chiropractic profession. Employer hereby employs Employee on a full-time basis, and Employee accepts employment with Employer as a full-time employee of
 Employer, to render professional chiropractic services to patients of Employer in the manner and to the extent provided for hereinafter and as otherwise permitted by applicable Cannons of Professional Ethics. Employee shall perform all services under this Agreement in strict accordance with all of the following as may from time to time be in effect:

         a. The laws of the State of Louisiana and the United States, the violation of which would result in criminal conduct of a felony class; and

         b. All standards of professional ethics and conduct as are applicable to Employee in the performance of his duties hereunder, including, but not limited to, the policies and procedures adopted by Employer for all of its professional employees and the standards, rules, regulations, opinions, and decisions promulgated by the Louisiana State Board of Chiropractor Examiners.

 Employee shall have no authority to enter into any contracts binding upon Employer or to create any obligations on the part of Employer and if Employee does bind Employer, Employee agrees to reimburse, indemnify, and hold harmless Employer for any such obligations of liabilities. All fees, compensation, accounts receivables, and other things of value charged by Employer and received or realized as a result of the rendition of professional services by Employee in performing the duties described in this Agreement shall belong to and be paid and delivered forthwith to Employer. For purposes of this Agreement, the parties agree that the term "full-time employee" shall mean the devotion by Employee to the performance of his duties hereunder on the basis of at least a minimum of forty (40) hours per week on average.

     Section 2.   General Duties.   Employee's duties shall include, but  not
 be limited to:

         a.  Treatment of and caring for patients at the Clinic;

         b.  Keeping  and  maintaining,  or   causing  to  be  kept   and
         maintained, appropriate records, reports, claims, and correspondence necessary and appropriate in connection with all professional services rendered by him under this Agreement;

         c. Attending, at Employer's expense, to the extent directed and authorized by Employer, professional conventions, post-graduate seminars, and functions of professional societies; and

         d. Performing all acts reasonably necessary to maintain and improve his professional skills.

     Section 3. Other Duties. Employee's other duties shall be such as the Employer may from time to time reasonably direct, provided such other duties are generally consistent with the duties described herein, including, but not limited to the supervision of other employees of Employer (whether professional or allied health personnel).

     Section 4. Clinic Patients. Employee specifically understands and agrees that Employer shall have final authority over acceptance or refusal of any patient, assignment of any patient for treatment, and determination of the amount of fee to be charged any patient for professional services, and Employee further understands and agrees that Employer shall have the power to direct, control, and supervise the duties to be performed by Employee and the manner of and time for performing such duties, subject to the provisions of Section 5 of this Article I.

     Section 5. Physician-Patient Relationship. Employer and Employee recognize the fact that Employee's treatment of patients as an employee of Employer shall not affect the Physician-Patient privilege. Nothing in this Agreement shall be deemed to modify the Chiropractor-Patient privilege or the confidential relationship between a chiropractor and his patients as specified by law. Employer shall not impose employment duties or constraints of any kind that would require

 Employee to violate the ethics applicable to the practice of chiropractic services or violate any ordinance or law.

     Section 6. Employee Handbook/Training. Employee specifically acknowledges that he has received, read, and has had all questions answered concerning any policies and procedures as set forth therein. Employee further acknowledges that he has specifically reviewed the Employer's policy for sexual harassment and took part in the Employer's sexual harassment employee training program.

     Section 7. Place Of Employment. Employer does hereby employ, engage and hire Employee as a chiropractor at its New Orleans, Louisiana, Clinic or at any other location as directed by Employer with reasonable notice.


                                 ARTICLE II
                             TERM OF EMPLOYMENT

     Section 1. Term. Subject to the provisions for early termination as provided in Section 2 of this Article II, the term of this Agreement shall be for a two (2) year period (the "Initial Period"), beginning on the Effective Date hereof. After the expiration of the Initial Period, provided that Employee is not then in default hereunder, this Agreement shall remain in full force and effect from year to year unless sixty (60) days or more prior to the commencement of the next annual period, either party hereto shall notify the other in writing of the party's desire that this Agreement be terminated. Upon receipt of the aforementioned notice of termination by the party entitled thereto, this Agreement shall be terminated effective as of the close of the then current annual period.

     Section 2. Termination. This Agreement shall be terminated prior to the expiration of the "term" as defined in Article II. Section 1., or upon the occurrence or discovery of any of the following events (any following events for purposes of this Agreement is considered "for cause"):

         a. The termination, revocation, or cancellation of Employee's license to practice chiropractic services in the State of Louisiana;

         b. The death of Employee;

         c. The Employee is or has been convicted of a felony;

         d. The Employee commits an act involving moral turpitude, including but not limited to fraud, theft, embezzlement or the like;

         e. The finding by a board, institution, organization, or professional society having a right or privilege to pass upon the conduct of Employee that the Employee is or has been guilty of unprofessional or unethical conduct;

         f. Employee becomes substantially dependent on or addicted to alcohol or any drug;

         g. Employee shall commit any intentional or negligent act which the Employer in good faith believes may subject the Employer or any of its employees to potential liability or damage to reputation;

         h. Employee fails, refuses or becomes unable to faithfully and diligently perform his duties pursuant to this agreement and shall fail to remedy any such deficiency within a reasonable period of time after being notified by Employer;

         i. The Employee ceases to be eligible for professional liability coverage or premiums for employee are substantially increased due to acts of the employee;

         j. The "retirement" of Employee from the practice of medicine in the State of Louisiana;

         k. The "permanent incapacity" of Employee;

         l. Ifthe clinic at which the Employee is employed sustains monetary losses, for any three month period, in accordance with Generally Accepted Accounting Principles (GAAP) while Employee is employed at that Clinic;

         m. Whenever Employer and Employee shall mutually agree to the termination in writing or as elsewhere expressly provided herein.


 Under this Agreement, the term "retirement" shall mean when Employee ceases to be engaged in full-time service of diagnosing or treating physical ailments of human beings at least forty (40) hours per week for a period exceeding thirty (30) calendar days, excluding any leaves of absences approved in writing by Employer, and the term "permanent incapacity" shall mean the inability of Employee to perform his duties hereunder, whether by reason of injury (physical or mental), illness or otherwise (other than death), incapacitating him for a continuous period exceeding sixty (60) calendar days, excluding any leaves of absences approved in writing by Employer.

     Section 3. Occurrences Upon Termination. Upon termination of this Agreement for any reason, including non-employment by Employer of Employee for any reason, Employee shall be entitled to receive hereunder only the compensation accrued for the Base Amount but unpaid as of the date of termination and shall not be entitled to additional compensation, including but not limited to, the accounts receivables from patients seen by Employee or from others, and as expressly provided herein below:

         a. Cessation of Salary and Benefits. Employer's obligation to provide Employee all compensation and benefits as provided herein arising subsequently to the date of termination shall discontinue at the termination date of this Agreement except as otherwise required by law.

         b. Surrender of Employer Property. Upon termination of this Agreement, Employee shall surrender to Employer's designated agent all property of Employer including, but not limited to, keys to the Clinic, files, furnishings, equipment, medical supplies, etc., and all patient records to the fullest extent permitted by law.

         c. Termination Duties. When requested by Employer, Employee shall complete all dictation, reports, billing, and patient records for the period prior to the conclusion of this Agreement within fourteen (14) days. Furthermore, Employee shall be available to Employer at reasonable times for reasonable consultation regarding the practice or Employee's former patients for a period of thirty
     (30) days with cost to the Employer.


                                 ARTICLE III
                          COMPENSATION AND BENEFITS

     Section 1. Compensation. As compensation for services rendered to Employer hereunder during the term of this Agreement, in whatever capacity rendered, Employer shall pay Employee an annual salary in the amounts and manner set forth below:

         a.   Annual Salary.   Employer shall  pay  Employee  an   annual
             salary  ("Salary")  of One Hundred  Fifty  Thousand  Dollars
             ($150,000).

         b. Reconciliation. Employer shall reconcile on a quarterly basis with Employee. If fifty percent (50%) of the clinic profit exceeds the $37,500 salary for the quarter, the Employer shall pay the Employee the difference between the quarterly salary and the clinic profit within thirty (30) days of the quarter end. If fifty percent (50%) of the clinic profit is less than the $37,500 quarterly salary, the Employer shall offset the deficiency against the agreed amount due the Employee as of September 30, 2000.

         c. Discretionary Bonuses and Change of Base Salary. At the sole discretion of the Board of Directors, the Board may approve from time to time bonus payments and/or change in the rate of base salary. The annual salary shall be reviewed as of October1, 2001.

         d. Stock Award. In addition to such compensation as is to be payable to the Employee pursuant to the provisions of Section "a" above, the Employee shall be entitled to receive a stock award defined as follows:

               i. As added consideration for extending the term of the employment agreement, the Company, at its cost, will issue Three Million Two Hundred Fifteen Thousand (3,215,000) shares of restricted common stock to Employee.

               ii. For financial reporting and tax purposes, the share price shall be $.025 per share, which is the estimated fair market value as of October 1, 2000. The price per share is subject to review by the Company's auditors. The Company will report the market value as additional compensation on the Employee's Form W-2 in the calendar year in which the stock is issued.

   iii.  Said shares shall  be earned as follows  upon the completion of  two
   (2) years of  employment with  Employer from  the Effective  Date of  this
   Agreement: One half (1/2) of said shares on October 1, 2001, and the remaining one half (1/2) on October 1, 2002. Employee further agrees that said shares shall be returned to AHI should Employee not fulfill the two years of employment with Employer. In addition, said shares are subject to any reverse split occurring subsequent to the Effective Date of this contract.

           e. Unless otherwise agreed by Employer, the Employer's sole and absolute discretion, such agreement to be in writing and in advance of earning such fees or other income, all fees or other income attributable to Employee's professional services rendered during the term of this Agreement, including but not limited to, fees derived from lecturing, and considered to be income derived from and under the auspices of Employer, and shall belong to Employer, with the exception of various deposition fees earned by Employee, not to exceed $2,500.00 in any year of employment.

     Section 2. Computation of Employee's Salary. For purposes of this Agreement, the term "Net Cash Profits" shall be an amount, calculated as follows:

         a.  Net Cash Collections (minus) Clinic Expenses Before Employee
     Salary.

         b. The term "Net Cash Collections" shall mean all cash collected by Employer for work done by Employee during the period in question by Employee at the Clinic, including all patient fees, office visits, x-ray fees and other ancillary service fees, less any refunds or billing adjustments for such period.

         c. The term "Clinic Expenses Before Employee Salary" shall mean the sum of all costs related to the services performed at the Clinic, including, but not limited to, staff salaries and benefits, office rent, telephone and utilities, costs of goods and services, insurance, including malpractice insurance, marketing expenses and other miscellaneous expenses, but exclusive of the salary payable to Employee as Salary.

 Employee shall have the right, from time to time, during business hours, to inspect the books and records of Employer relating to the operations of the Clinic, or to have Employee's agents inspect the same, to review the determination of Employee's Salary.

     Section 3.   Benefits.

         a. Employee Benefits. The Employee shall be entitled to participate in the employee benefit programs generally available to employees of the Employer, and to receive such benefits for which his level of employment makes him eligible, all in accordance with the Employer's policies as in effect from time to time during the term of this Agreement.

         b. Vacations. The Employee shall be entitled to four (4) weeks of vacation after the first year of employment or such greater length of time as may be approved from time to time by the Board of Directors of Employer during the first full year of his employment hereunder, with full pay in accordance with the vacation policy of Employer. Such vacation is to be taken by the Employee at such time or times as are consistent with the reasonable business needs of Employer. Vacation shall accrue as of the date hereof with respect to Employer's fiscal year 2000, and thereafter, as of the 1st day of each fiscal year and any accrued vacation time not used during the year in which it is available to be taken will be lost and not recoverable by employee in any manner.

         c. Business Expenses. The Employee shall be reimbursed in accordance with Employer's policies for any and all necessary and reasonable business expenses incurred by the Employee during the term of this Agreement.

         d.  Holidays.   The Employee shall be entitled to such  holidays
     as the Board of Directors may approve for all employees of Employer.

         e. Sick Leave. The Employee shall be entitled to a maximum of five (5) days paid sick leave per year because of sickness or accident. The Employee shall accrue five (5) paid sick days on the date of the commencement of this Agreement and on each anniversary date thereafter during the term of this Agreement. No unused sick leave shall be carried over from one year to the next. Unused sick leave shall be lost and not recoverable by the employee in any manner.

         f. Disability Leave. Should Employee become totally or partially disabled as a result of sickness, accident, or other cause, to the extent that Employee is unable to effectively perform the duties prescribed in this Agreement, Employee shall be entitled to paid disability leave for a period not to exceed thirty (30) days disability leave, plus any unused sick time or any unused vacation accrued prior to the disability period, plus any holiday time falling within the period of disability; provided that:

             (1) During the period of disability, no additional vacation days or sick days shall accrue;

             (2) Employee  shall  be  entitled   to  only  one   such
             disability leave during any one year; and

             (3) Employee must complete at least three (3) months continuous service without disability before Employee shall be entitled to any subsequently accruing vacation, sick days or disability leave.

         g.  Pregnancy Leave.    If applicable,  Employer  shall  provide
         Employee with pregnancy leave in accord with relevant Federal and State regulations.

         h. Life and Health Insurance. Employer shall provide Employee with a term life insurance policy with a value of Five Hundred Thousand Dollars ($500,000.00). The beneficiary of such policy is nominated to be his spouse, B. D. Jones. The Employer shall also provide health insurance equivalent to that provided by Employer to other comparable employees of Employer upon Employee beginning employment. Employee expressly acknowledges that Employee does not have any pre-existing medical conditions that would negatively impact the Employers life and health insurance costs. If Employee does have pre-existing medical conditions they are:

         ________________________________________________________________
         ________________________________________________________________
         ________________________________________________________________

         i.  Disability Insurance.   Employer shall provide Employee with
     disability insurance equivalent to that provided by Employer to other comparable employees of Employer.

         j. Malpractice Insurance. Employer shall provide Employee with occurrence malpractice insurance in an amount not to exceed five hundred thousand dollars per occurrence, one million dollars aggregate as determined by Employer; however, should Employer for any reason be unable to obtain occurrence insurance for rates comparable to those related to other chiropractic doctors employed by Employer or Employer's affiliates, Employer may substitute fee and tail insurance, and Employer shall have no responsibility to provide continued tail insurance should this Agreement be terminated. Nothing in this provision shall be construed to prevent Employer from terminating this Agreement in accordance with other provisions herein.

         k. Continuous Education. Employee is encouraged and is expected, from time to time, to attend scientific meetings, professional conventions, post-graduate courses and seminars, and other educational meetings in Employee's field of practice. Any costs incurred by Employee in connection with one week of such activities must receive prior written approval of Employer. Such expenses of attendance shall be reimbursed upon Employee's presenting to Employer an itemized expense voucher with receipts for expenses to be reimbursed. Expenses in excess of the amount provided herein may be approved from the Employer, only in writing, from time to time should conditions warrant in the sole discretion of the Employer. Both parties agree that continuing education expenses are estimated at $2,000 annually.

     Section 4. Disability.  Notwithstanding anything herein to the contrary:

         a. In the event of permanent incapacity, this Agreement shall terminate at the end of such disability period.

         b. If prior to the end of any period of disability, Employee's total or partial disability shall have ceased, and Employee shall have commenced to perform Employee's duties hereunder, this Agreement shall continue in full force and effect and Employee shall be entitled to resume Employee's duties as though Employee had not been disabled.

                                 ARTICLE IV
                    LOYALTY AND NON-COMPETITION AGREEMENT

     Section 1.   Loyalty.   Employee  shall devote  his full  time and  best
 efforts to the practice of treating patients for Employer and the performance of his duties required under this Agreement; provided, that the expenditure of reasonable amounts of time for personal or outside business and charitable and professional activities shall not be deemed a breach of this Agreement as long as such activities do not interfere with the services required to be rendered by Employee to Employer hereunder. During the term of this Agreement, Employee shall not at any time or place engage in the practice of medicine to any extent, except under and pursuant to this Agreement, and all fees or other income attributable to Employee's professional services in performing the duties or like duties described in this Agreement, regardless of location, during the term of this Agreement shall belong to Employer.

     Section 2. Non-Competition Agreement. Employee recognizes that the Employer's willingness to enter into this formal employment Agreement is induced primarily because of the covenants and assurances made by Employee herein, and that irrevocable harm and damage will be done to Employer and the Clinic in the event that Employee competes with Employer within the area cited herein. Therefore:

         a. Employee agrees that during the term of this Agreement and for a period of one (1) year thereafter, Employee will not, without the prior written consent of Employer (which consent shall not be unreasonably withheld provided the activity for which consent is requested does not adversely affect the operations of the Clinics), directly or indirectly own, manage, operate, control, joint venture, participate in the management or control of, be employed by, or lend Employee's name to any enterprise whatsoever not in existence upon the Effective Date of this Agreement having to do with the provision or marketing of any chiropractic or related services, whether inpatient (routine or ancillary) or outpatient, or any item(s) of major equipment that are furnished, provided, or operated by Employer in competition with Employer within a ten (10) mile radius of the Clinic.

         b. Should Employee default in the performance of Employee's obligation pursuant to this Section, Employer may enforce any and all remedies available at law or in equity, including, without limitation, the right to seek injunctive relief, without the necessity of posting bond therefore, (Employee and Employer hereby agree that it shall not be necessary on the part of Employer to prove irreparable harm), the right to sue for damages, and the right to immediately terminate this Agreement with respect to Employee. All of such remedies shall be cumulative, and the pursuit of one shall not exclude any other.

         c. Employee further agrees that if any restriction contained in this Section is held by any court of competent jurisdiction to be unreasonable and unenforceable, a portion thereof or lesser restriction shall be enforced in its place and the remaining restrictions contained herein shall be enforced independently of each other.

         d.  Notwithstanding the  provisions of  Paragraph a. above  this
         Section 2, the Employee may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (ii) the Employee does not beneficially own (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of
         1934) in excess of 5% of the outstanding capital stock of such enterprise.


                                    ARTICLE V
                RECRUITMENT OF EMPLOYEES; SOLICITATION OF PATIENTS


     Section 1. Recruitment of Employees. Employee acknowledges and agrees that Employer has expended and will continue to expend substantial time, effort and money in training its professional employees. Accordingly, Employee agrees that he will not, during the term of this Agreement and during an additional one (1) year thereafter, employ, engage or solicit the employment of any employee or former employee of Employer or any other member of the Employer Group without the prior approval in writing of Employer, for purposes of employment by or any consulting relationship with himself or any other person, firm or corporation. For purposes of this Section, the term "former employee" shall mean any individual who was employed by Employer at any time during the 12-month period immediately preceding the date such individual is to be employed by Employee.

     Section 2. Solicitation of Patients. Employee acknowledges and agrees that Employer the has expended a substantial sum of money in the operation of the Clinic. Accordingly, Employee agrees that he will not, during the term of this Agreement and during an additional two (2) years thereafter, either directly or indirectly, make any use of or make known to any competing person, firm, or corporation the names or addresses of any of the patients (or former patients) of the Clinic or any other information pertaining to said patients, or call on, solicit or take away, or attempt to call on, solicit or take away, any of the patients (or former patients) of the Clinic, for commercial or competitive purposes either for himself or for any other person, firm, or corporation.

     Section 3. Definition. As used herein, the phrase "Employer Group" means the Employer, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Employer, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

     Section 4. Remedies. In the event of a breach or threatened breach by Employee of the provisions of the Article VI, Employee and Employer agree that Employer's remedy at law would be inadequate and that Employer shall be entitled, at its election, to injunctive relief, without the necessity of posting bond therefore, against such breach or threatened breach and to specific performance of this Agreement, in addition to any other remedies at law or equity available to Employer.

                                  ARTICLE V
                          MISCELLANEOUS PROVISIONS

     Section 1. Patient Records. All case records, case histories, or personal and regular files concerning patients of Employer which are consulted, interviewed or treated and cared for by Employee shall belong to and remain the property of Employer; provided, however, upon termination of this Agreement, Employee shall have the privilege of reproducing at Employee's own expense any of such patient's records so treated or cared for by Employee during Employee's employment by Employer, upon written authorization of the patient. Should Employer become dissolved, Employer shall notify Employee and Employee shall have the privilege of copying or custody of such patient records at Employer's election, at Employee's expense, after which Employer shall be under no further duty to Employee to maintain such records.

     Section 2. Waiver of Breach or Violation. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

     Section 3. Notices. All notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, when personally delivered or on the third (3rd) day after deposited in the United States mails, by certified or registered mail, return receipt requested, postage prepaid, at the respective addresses of Employer and Employee as shown on the signature page hereto. Either party may change by notice the address to which notices are to be sent.

     Section 4.    Governing Law.   This  Agreement  shall  be   interpreted,
 construed, and governed according to the laws of the State of Louisiana. Employee agrees that venue for any disputes is Dallas County Texas.

     Section 5.   Paragraph Headings.   The paragraph  headings contained  in
 this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

     Section 6. Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been included in the Agreement.

     Section 7. Prior Agreements Superseded and Release of Prior Claims. This Agreement constitutes the sole agreement of the parties with respect to employment and compensation of the Employee and supersedes any prior understandings or written or oral agreements, or obligations between the parties, including but not limited to any claims for past compensation owed, all prior agreements and representations being merged herein.

     Section 8. Assignment. This Agreement is personal to each of the parties hereto, and, except as otherwise provided, neither party hereto may assign, transfer in any way, or delegate any of their respective rights or obligations hereunder. This Agreement and all of the rights and obligations of Employer hereunder may be assigned or transferred by it, in whole but not in part, to and shall be binding upon and inure to the benefit of any "affiliate" of Employer, but any such assignment or transfer shall not relieve Employer of any obligations hereunder.

     Section 9. Arbitration. As part of the consideration for this contract, both Employer and Employee agree that any disputes under this agreement shall be resolved through binding arbitration in accordance with the rules of the American Arbitration Association. Venue for such arbitration shall be in Dallas, Texas. The decision and/or award of the arbitrator(s) shall be final and may be enforced in any court having jurisdiction over the party against whom enforcement is sought. In the event either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

     Section 10. Gender and Number.   Whenever the  context hereof  requires,
 the gender of all words shall include the masculine, feminine, and neuter and the number of all words shall include the singular and plural.

     Section 11. Amendments and Agreement Execution. This Agreement and amendments thereto shall be in writing and executed in multiple copies. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

     Section 12. Representation. Employee acknowledges that Employee was given the time and opportunity to retain legal counsel prior to entering into this Agreement and that Employee does so at his/her own free will with not undue influence by Employer or its agents.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the effective date stated above.

 EMPLOYEE:                         EMPLOYER:

                                   United Chiropractic Clinic of Uptown, Inc.



 ___________________               By:_______________________________
  Dr. Jeffrey Jones, D.C.              Dr. J. W. Stucki, President


 Address:                                Address:

 _____________________________     1300 W. Walnut Hill Lane, Suite 275
 _____________________________     Irving, Texas 75038